Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

February 14, 2006		HEALTHCARE INVESTMENT PARTNERS HOLDINGS LLC

	By:	/s/ Reid Perper
Reid Perper
Managing Member of the Manager

February 14, 2006		HEALTHCARE INVESTMENT PARTNERS LLC

	By:	/s/ Reid Perper
Reid Perper
Managing Member